Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

July 24, 2021

Board of Directors

Forza Innovations Inc

30 Forzani Way NW

Calgary, Alberta, Canada T3Z 1L5

Gentlemen:

I have acted, at your request, as special counsel to Forza Innovations Inc., a Wyoming corporation, (“Forza Innovations”) for the purpose of rendering an opinion as to the legality of an aggregate of 20,000,000 shares (10,000,000 issuable outright and 10,000,000 shares issuable upon the exercise of options) of Forza Innovations’s Class A Common Stock, $0.001 par value per share, (“Shares”) to be offered and distributed by Forza Innovations pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Forza Innovations with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed the statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation of Forza Innovations, the Bylaws of Forza Innovations, selected proceedings of the board of directors of Forza Innovations authorizing the Forza Innovations Inc. 2021 Equity Award Plan, which implicitly approves the issuance of the Shares, and the registration of the Shares on Form S-8, a current draft of the proposed registration statement on Form S-8, certificates of officers of Forza Innovations and of public officials and such other documents of Forza Innovations and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Forza Innovations has appointed ClearTrust LLC, Lutz, Florida, as its transfer agent. I have assumed, with respect to persons other than directors and officers of Forza Innovations, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Forza Innovations against fair market value of services for which a grant of Shares is made and against full payment of the exercise price of the shares established at the time of grant of options, all as required in the Forza Innovations Inc. 2021 Equity Award Plan, will be legally issued, fully paid and non assessable.

My forgoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto in Item 8. Exhibits contained in the Registration Statement.

 Very truly yours,

/s/ Jackson L. Morris

Jack L. Morris